FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 15, 2011

VGTEL, INC.

(Exact name of registrant as specified in its charter)

New York	4814	01-0671426
State or Other Jurisdiction of Incorporation of Organization	Primary Standard Industrial Code	(I.R.S. Employer Identification No.)

2 Ingrid Road
Setauket, NY 11733-2218
Tel: 631-458-1120

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 24, 2011 we (“Company”) executed an ‘Agreement and Plan of Share Exchange’ (“Exchange Agreement”) with Venture Industries, Inc. (“VII”),  a company organized under the laws of the state of Nevada, pursuant to which we are acquiring 100% of the issued and outstanding shares of VII, in exchange for the issuance of 17,698,571 shares of our common stock, par value $0.0001.  The shares we are issuing to the shareholders of VII will constitute 65% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Exchange Agreement and after giving effect to the’ Cancellation Agreement’ described below.

As a condition precedent to the consummation of the Exchange Agreement, on February 24, 2011 we entered into a ‘Cancellation Agreement’ (“Cancellation Agreement”) with Joseph Indovina (“Indovina”), our controlling stockholder, whereby Mr. Indovina agreed to the cancellation of 2,713,289 shares of our common stock owned by him in consideration of receiving a payment of $150,000.00 and retaining 608,334 shares of our common stock.

Pursuant to the terms of the Exchange Agreement, closing of the transaction will take place when the conditions precedent to ‘Closing’ (as defined in the Exchange Agreement) are met, which conditions include the filing of the audited financial statements for the annual and interim periods of VII, concurrent with the filing of the 8K Form 10.

The foregoing summary of the Exchange Agreement and Cancellation Agreement is not complete and is qualified in its entirety by reference to the Exchange Agreement and Cancellation Agreement, which are attached hereto as Exhibit 10-1 and 10-2 and is incorporated herein by reference.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(a)  Pursuant to the Exchange Agreement, on the close of business on February 24, 2011 the Sole Director Joseph Indovina, will resign from his positions as Chief Executive Officer, President, Treasurer, Chief Financial Officer and Sole Director of Company.   There was no disagreement between Mr. Indovina and our Company’s policies or procedures.

       (b)  Prior to his resigning as Chief Executive Officer and Director, Joseph Indovina will appoint  Larry Harris  to the position of Chief Executive Officer, and Director  of the Company replacing Joseph Indovina.   The resignations of Joseph Indovina as Director and the naming of Larry Harris as a Director will take effect on the tenth day following the mailing by the Company of an information statement that complies with the requirements of Section 14f-1 of the Securities Exchange Act of 1934.

    Appointment of Larry Harris:

Larry Harris is a highly talented results oriented digital pacesetter with a proven record of success building major global brands.  From 2010 to the present, Mr. Harris was/is President & Chief Executive Officer of Venture Industries, Inc.  From 2008 to 2010 Mr. Harris served as Chief Executive Officer of Ansible Mobile, LLC where he was promoted to CEO by the Board in 2008. Mr. Harris successfully positioned Ansible Mobile as a full-service mobile marketing agency that helps clients maximize their mobile marketing opportunities by creating mobile ideas that get results, deepen customer relationships and build brand value. Ansible Mobile’s clients included: U.S. Army, Avis, Burberry, Educational Testing Service, Gameday, GM, H&M, HP, Hyundai/Kia, Intel, Johnson & Johnson, Microsoft, Puma, S.C. Johnson, Sony, Timberland, Truvia, Western Union and Verizon.

From 2004-2007 Mr. Harris served as Director of Integrated and Cross Cultural Communications at FCB  (formerly Draft Worldwide), New York, NY.  Amongst his achievements:

•	Created the first comprehensive multi‐cultural offering in the direct marketing industry.
•	Led multi‐IPG agency team that successfully launched Bank of America in the Northeast,
     Exceeding net new account and customer retention goals.

•
Built global, cross‐IPG agency team of technology‐marketing communications experts at hubs in Hong Kong, London, New York and Sao Paolo to help CA transition marketing approach to an integrated, global, metrics‐driven model.

•	Re‐positioned CA from a product‐centric vendor of undifferentiated software to key enabler of dynamic, real‐time computing. Global campaigns exceeded lead generation goal by nearly 75% and awareness.

•	Mr. Harris received his BA from Harvard College in 1984.

Appointment of Neil Bardach:

On  Feb. 18, 2011 we appointed  Neil Bardach as Chief Operating Officer.  Mr. Bardach, the former CFO of Ansible Mobile LLC, has also served as the CFO of three public companies with sales ranging from $400 million to $1 billion.  As a non-executive director of a UK public company, Mr. Bardach chaired that company's audit committee. Mr. Bardach graduated from Michigan State with a B.A. in Accounting and received his M.B.A. from the University of Utah.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, Larry Harris  has not  been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.

Item 9.01 Financial Statement and Exhibits.

(c)	Exhibit 10-1 Agreement and Plan of Share Exchange Exhibit 10-2 Cancellation Agreement
99-1	Press Release appointment of Larry Harris as Chief Executive Officer
99-2	Press Release appointment of Neil Bardach as Chief Operating Officer
99-3	Press release -

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

VGTel, Inc.

Date: February 24, 2011	By:	/s/ Joseph R. Indovina
Joseph R. Indovina Chief Executive Officer